Exhibit 99.1
For Immediate Release
TROPICANA PROVIDES UPDATE ON
DELAWARE BONDHOLDER LITIGATION
Company has until April 20, 2008 to cure technical default;
proceedings before both New Jersey Casino Control Commission and
Delaware Chancery Court could cure or excuse default
     Crestview Hills, KY, March 24, 2008 — Tropicana Entertainment, LLC said today that it filed a motion with Delaware Chancery Court on March 21 to enjoin Wilmington Trust Company (WTC) and the bondholders it represents from interfering with the company’s right to cure a technical default in the indenture governing $960 million in Senior Subordinated Notes the company issued to acquire, among other things, the Tropicana Casino in Atlantic City.
     The default was occasioned by a New Jersey Casino Control Commission order transferring title to the Tropicana Casino in Atlantic City to a conservator after the company’s gaming license was not renewed last December. On March 12, the conservator, Justice Gary S. Stein, formally asked the Commission to take steps to re-convey the title to Tropicana’s Adamar subsidiary, which would effective cure the technical default under the indenture and, at the same time, enhance his ability to sell the Tropicana Atlantic City. The re-conveyance would not affect Tropicana’s license status.
     The company believes that after the non-renewal of the New Jersey license a small group of hedge funds directing WTC’s actions purchased a significant position in the company’s bonds in the secondary market at a substantial discount and has been trying unsuccessfully to accelerate repayment of the bonds ever since. Their latest attempt seeks to hinder and prevent a cure of the technical default by filing voluminous papers opposing Justice Stein’s petition to re-convey the title. The move, which is inconsistent with WTC’s previous demand that the company cure the technical default, caused the Commission to delay a hearing on the matter to April 2 from March 19, its originally scheduled date.
     The Delaware Chancery Court denied other WTC default claims earlier this month. In fact, the Court granted summary judgment in favor of the company — and against WTC — on all of the default counts it considered, except the one related to the title transfer which, the Court agreed, the company has 60 days, or until April 20, 2008, to cure.
     Tropicana’s motion before the Chancery Court also contends that WTC’s opposition to the title transfer constitutes a breach of the indenture on the part of WTC. That being the case, Tropicana has asked the Court to excuse its obligation to cure the technical default in the event that it remains uncured as of the April 20 deadline.

     WTC has not yet responded to the company’s motion and no hearing date has been set by the Chancery Court.
     Although no assurances can be offered with respect to the outcome of any litigation, Tropicana believes that WTC’s remaining claims are unfounded. The company is exploring all options available to it and will continue to vigorously oppose WTC’s suit.
About Tropicana
     Tropicana, an indirect subsidiary of Tropicana Casinos and Resorts, is one of the largest privately-held gaming entertainment providers in the United States. Additional information can be found on the company’s website at www.tropicanacasinos.com. None of the information contained on the company’s website shall be deemed incorporated by reference or otherwise included herein.
Forward Looking Statements
     This press release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements frequently contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Tropicana. These forward-looking statements are based on current expectations and projections about future events.
     You are cautioned that forward-looking statements are not guarantees of future performance and you should not place undue reliance on them. Numerous risks and uncertainties (including those described in the filings the Company has made with the Securities and Exchange Commission), and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Such risks and uncertainties include, but are not limited to, the following factors: The effects of potential events of default under its principal credit documents; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; operating risks associated with the gaming and hospitality industries, including, among others, the cyclicality of each of them and the potential for abnormal holds at the Company’s gaming properties; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the impact on travel resulting from the insolvency of certain air carriers, increased fuel prices and security precautions; the Company’s ability to effect sales of non-strategic gaming properties at anticipated prices; access to available and reasonable financing on a timely basis; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; the Company’s ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; and the effects of competition.
     Although the Company believes that its current expectations are based on reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially from its expectations. Any forward-looking statements contained in this earnings release are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company disclaims any obligation to update these forward-looking statements.
Contacts
Investors:
Derek Haught
Tropicana
859-669-1500
Media:
Hud Englehart
Beacon Advisors
513-533-4800